Exhibit 99.01

NEWS RELEASE

For Immediate Release	Contact:	Investor
Date: November 1, 2012	Media	Relations:
	Teresa Souza	Steve Busser
	915/543-5823	915/543-5983
Greg Shearman
915/543-4022

El Paso Electric Announces Third Quarter Financial Results

Overview

•
For the third quarter of 2012, EE reported net income of $51.8 million, or $1.29 basic and diluted earnings per share. In the third quarter of 2011, EE reported net income of $58.3 million, or $1.41 and $1.40 basic and diluted earnings per share.

•
For the nine months ended September 30, 2012, EE reported net income of $86.0 million, or $2.15 and $2.14 basic and diluted earnings per share. Net income for the nine months ended September 30, 2011 was $98.1 million, or $2.33 and $2.32 basic and diluted earnings per share.

“Our earnings per share for the third quarter of 2012 met our expectations for lower earnings based on a return to more normal weather in our service territory and the Texas rate decrease, ” said Tom Shockley, Chief Executive Officer. “Additionally, during the third quarter of last year, we recorded a one-time revenue increase of $4.5 million to reflect the settlement of a dispute over transmission services.”

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

Earnings Summary

The table and explanations below present the major factors affecting 2012 net income relative to 2011 net income.

	Quarter Ended			Nine Months Ended
	Pre-Tax Effect	After-Tax Net Income	Basic EPS	Pre-Tax Effect	After-Tax Net Income	Basic EPS
September 30, 2011		$58,321	$1.41		$98,086	$2.33
Changes in:
Allowance for Funds Used During Construction	$1,663	1,432	0.04	$205	184	0.01
Investment and interest income	1,215	1,038	0.03	(882)	(528)	(0.01)
Retail non-fuel base revenues	(8,058)	(5,077)	(0.13)	(5,930)	(3,736)	(0.09)
Transmission revenues	(3,692)	(2,326)	(0.06)	(2,788)	(1,756)	(0.04)
Employee pensions and benefits	(1,847)	(1,164)	(0.03)	(4,312)	(2,716)	(0.07)
Deregulated Palo Verde Unit 3 revenues	(1,204)	(759)	(0.02)	(4,551)	(2,867)	(0.07)
Fossil-fuel plant O&M	(1,171)	(738)	(0.02)	(4,516)	(2,845)	(0.07)
Other		1,062	0.03		2,205	0.06
September 30, 2012		$51,789	$1.25		$86,027	$2.05
Change in weighted average number of shares			0.04			0.10
September 30, 2012			$1.29			$2.15

Third Quarter 2012

Income for the quarter ended September 30, 2012, when compared to the same period last year, was positively affected by:

•	Increased allowance for funds used during construction (“AFUDC”) due to higher balances of construction work in progress subject to AFUDC.

•	A decrease in the weighted average number of shares outstanding as a result of our 2011 repurchases of common stock.

•
Increased investment and interest income primarily due to impairments in decommissioning trust investments recorded in the third quarter of 2011 with no comparable activity in the third quarter of 2012.

Income for the quarter ended September 30, 2012, when compared to the same period last year, was negatively affected by:

•	Decreased retail non-fuel base revenues due to a decrease in kWh sales in all customer classes reflecting hotter summer weather in 2011 and a reduction in non-fuel base rates for our Texas customers.

•
Decreased transmission revenues due to a 2011 settlement agreement with Tucson Electric Power Company involving a transmission dispute that resulted in one-time income of $4.5 million, pre-tax, recorded in the third quarter of 2011.

•	Increased employee pension and benefits expense reflecting lower discount rates used to determine pension and other postretirement benefits costs.

•	Decreased revenues from retail sales of deregulated Palo Verde Unit 3 power due to lower proxy market prices associated with the decline in natural gas prices.

•	Increased fossil-fuel plant O&M expense primarily due to maintenance on our gas-fired generating units.

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

Year to Date

Earnings for the nine months ended September 30, 2012, when compared to the same period last year, were positively affected by:

•	A decrease in the weighted average number of shares outstanding as a result of our 2011 repurchases of common stock.

Earnings for the nine months ended September 30, 2012, when compared to the same period last year, were negatively affected by:

•
Decreased retail non-fuel base revenues due to a 3.8% and 6.8% decrease in non-fuel base revenues from sales to small commercial and industrial customers and large commercial and industrial customers, respectively. Revenues from these customer classes decreased primarily due to a reduction in non-fuel base rates in Texas effective May 1, 2012. KWh sales to large commercial and industrial customers also decreased 2.8%.

•
Decreased revenues from retail sales of deregulated Palo Verde Unit 3 power due to lower proxy market prices associated with the decline in natural gas prices and an 11% decrease in generation at Palo Verde Unit 3 due to the March 17 through April 17, 2012 refueling outage with no comparable outage in the prior year.

•
Increased fossil-fuel plant O&M expense primarily due to the timing of planned maintenance of our gas-fired generating units. In 2012, we performed scheduled major maintenance at Rio Grande Unit 8 and at Newman Unit 1.

•	Increased employee pension and benefits expense reflecting lower discount rates used to determine pension and other postretirement benefits costs.

•
Decreased transmission revenues due to a 2011 settlement agreement with Tucson Electric Power Company involving a transmission dispute that resulted in one-time income of $4.1 million, pre-tax, recorded in the third quarter of 2011.

Retail Non-fuel Base Revenues

Retail non-fuel base revenues decreased $8.1 million, pre-tax, or 4.2% in the third quarter of 2012 compared to the same period in 2011 due to a decrease in kWh sales in all customer classes reflecting a return to more normal weather. In 2011, our service territory experienced hotter than normal summer weather. Cooling degree days decreased 16.2% in the third quarter of 2012 compared to the same period in 2011, and were comparable to the 10-year average. Non-fuel base revenues from sales to small commercial and industrial customers and large commercial and industrial customers decreased 6.4% and 7.4%, respectively, in the third quarter primarily due to a reduction in non-fuel base rates in Texas which became effective May 1, 2012, increased use of lower interruptible rates, and decreased consumption by several large commercial and industrial customers. KWh sales to large commercial and industrial customers decreased 6.7%. KWh sales to residential customers decreased 1.7% and non-fuel base revenues from residential customers decreased 2.6%. KWH sales to public authorities decreased 2.0% and non-fuel base revenues from public authorities decreased 2.4%. Non-fuel base revenues and kilowatt-hour sales are provided by customer class on page 10 of the release.

For the nine months ended September 30, 2012, retail non-fuel base revenues decreased by $5.9 million, pre-tax, or 1.3% compared to the same period in 2011. The decrease in revenues was due to a reduction in non-fuel base rates to Texas customers which primarily impacted commercial and industrial customers. Non-fuel base revenues from sales to small commercial and industrial customers and large commercial and industrial customers decreased 3.8% and 6.8%, respectively. In addition, increased use of lower interruptible rates, and decreased consumption by several large commercial and industrial customers contributed to the decrease in non-fuel base

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

revenues. KWh sales to large commercial and industrial customers decreased 2.8%. KWh sales to residential and small commercial and industrial customers increased primarily due to the 1.4% increase in the average number of customers served. During the nine months ended September 30, 2012, cooling degree days decreased 9.5% when compared to the same period in 2011 but were 7.9% above the 10-year average. KWh sales to residential customers increased 1.7% and non-fuel base revenues from residential customers increased 0.7%. KWh sales to public authorities increased 2.2% and non-fuel base revenues from public authorities increased 1.3%. Non-fuel base revenues and kilowatt-hour sales are provided by customer class on page 12 of the release.

Rate Matters

On April 17, 2012, the City Council of El Paso, Texas approved the settlement of our 2012 Texas retail rate case in PUCT Docket No. 40094. For Texas service areas outside of the city limits of El Paso, the settlement was filed with the PUCT, and the PUCT approved the settlement, on May 18, 2012. In the settlement, we agreed to a reduction in our non-fuel base rates of $15 million annually, with the decrease being allocated primarily to Texas commercial and industrial customer classes. The rate decrease was effective May 1, 2012, and we anticipate a $3.3 million reduction in non-fuel base revenues for the remaining three months of 2012 as a result of these lower rates. The settlement also allowed us to revise the depreciation rates for our gas-fired generating units and for transmission and distribution plant that will lower depreciation expense by $4.1 million annually. As a result of the settlement, depreciation expense will include a $1.0 million reduction during the remaining three months of 2012.

Capital and Liquidity

We continue to maintain a strong capital structure to ensure access to capital markets at reasonable rates. At September 30, 2012, common stock equity represented 47.7% of our capitalization (common stock equity, long-term debt, and short-term borrowings under the revolving credit facility (the “RCF”)). At September 30, 2012, we had a balance of $8.7 million in cash and cash equivalents. We anticipate issuing long-term debt in the form of senior notes in the next twelve months to repay short-term borrowings and for future construction of electric plant. Based on current projections and the expected issuance of long-term debt, we believe that we will have adequate liquidity through our current cash balances, cash from operations, and available borrowings under the RCF to meet all of our anticipated cash requirements for the next twelve months.

Cash flows from operations for the nine months ended September 30, 2012 were $201.8 million compared to $178.9 million in the corresponding period in 2011. The primary factor affecting the increased cash flow was an increase in the collection of deferred fuel revenues in 2012. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the nine months ended September 30, 2012, the Company had a fuel over-recovery, net of refunds, of $14.0 million, as compared to an under-recovery of fuel costs, net of refunds, of $29.6 million during the nine months ended September 30, 2011. At September 30, 2012, we had a net fuel over-recovery balance of $7.0 million, including $2.8 million in Texas, $4.1 million in New Mexico, and $0.1 million in FERC. On April 25, 2012, we received approval to reduce our fixed fuel factor charged to Texas retail customers effective May 1, 2012.
During the nine months ended September 30, 2012, our primary capital requirements were for the construction and purchase of electric utility plant, purchases of nuclear fuel, and payment of common stock dividends. Capital requirements for new electric plant were $144.6 million for the nine months ended September 30, 2012 and $129.7 million for the nine months ended September 30, 2011. Capital requirements for purchases of nuclear fuel were $41.7 million for the nine months ended September 30, 2012 and $33.9 million for the nine months ended September 30, 2011.

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

On October 23, 2012, the Board of Directors declared a quarterly cash dividend of $0.25 per share payable on December 28, 2012 to shareholders of record on December 13, 2012. On September 28, 2012, we paid $10.0 million of dividends to shareholders. We have paid a total of $28.9 million in cash dividends during the nine months ended September 30, 2012. At the current dividend, we expect to pay total cash dividends of approximately $38.9 million during 2012.

No shares of common stock were repurchased during the nine months ended September 30, 2012. As of September 30, 2012, a total of 393,816 shares remain available for repurchase under the currently authorized stock repurchase program. The Company may repurchase shares in the open market from time to time.
On August 28, 2012, we completed a refunding transaction related to our 2005 Series A refunding pollution control bonds totaling $59.2 million in which new pollution control bonds totaling $59.2 million were issued at a fixed rate of 4.5%. The bonds are unsecured and will mature in 2042. On August 28, 2012, we also completed a remarketing transaction related to our 2002 Series A refunding pollution control bonds totaling $33.3 million in which new pollution control bonds totaling $33.3 million were issued at a fixed rate of 1.875%. The bonds were unsecured and mature in 2032 although they are due to be remarketed in 2017.

We maintain the RCF for working capital and general corporate purposes and financing of nuclear fuel through the Rio Grande Resources Trust (the “RGRT”). RGRT is the trust through which we finance our portion of nuclear fuel for Palo Verde and is consolidated in the Company's financial statements. The RCF has a term ending September 2016. On March 29, 2012, we increased the aggregate unsecured borrowing available under the RCF from $200 million to $300 million. The terms of the agreement provide that amounts we borrow under the RCF may also be used for working capital and general corporate purposes. The total amount borrowed for nuclear fuel by RGRT was $139.5 million at September 30, 2012 of which $29.5 million had been borrowed under the RCF and $110 million was borrowed through senior notes. Borrowings by RGRT for nuclear fuel were $127.8 million as of September 30, 2011, of which $17.8 million had been borrowed under the RCF and $110 million was borrowed through senior notes. Interest costs on borrowings to finance nuclear fuel are accumulated by RGRT and charged to us as fuel is consumed and recovered through fuel recovery charges. At September 30, 2012, $32.0 million was outstanding under the RCF for working capital or general corporate purposes. No borrowings were outstanding at September 30, 2011 under the RCF for working capital or general corporate purposes.

2012 Earnings Guidance

We are revising our 2012 earnings guidance to a range of $2.20 to $2.40 per basic share from a range of $2.10 to $2.45 per basic share.

Conference Call

A conference call to discuss third quarter 2012 earnings is scheduled for 10:30 A.M. Eastern Daylight Time, on November 1, 2012. The dial-in number is 888-417-8465 with a conference ID number of 7564457. The conference leader will be Steven P. Busser, Vice President - Treasurer. A replay will run through November 15, 2012 with a dial-in number of 888-203-1112 and a conference ID number of 7564457. The conference call and presentation slides will be webcast live on the Company's website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (ii) recovery of capital investments and operating costs through rates in Texas and New Mexico; (iii) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (iv) unanticipated increased costs associated with scheduled and unscheduled outages; (v) the size of our construction program and our ability to complete construction on budget and on time; (vi) costs at Palo Verde; (vii) deregulation and competition in the electric utility industry; (viii) possible increased costs of compliance with environmental or other laws, regulations and policies; (ix) possible income tax and interest payments as a result of audit adjustments proposed by the IRS or state taxing authorities; (x) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; and (xi) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE's filings are available from the Securities and Exchange Commission or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company and Subsidiary
Consolidated Statements of Operations
Quarter Ended September 30, 2012 and 2011
(In thousands except for per share data)
(Unaudited)

	2012	2011	Variance

Operating revenues, net of energy expenses:
Base revenues	$185,221	$192,948	$(7,727)	(a)
Deregulated Palo Verde Unit 3 proxy market pricing	2,586	3,790	(1,204)
Other	6,887	12,016	(5,129)	(b)
Operating Revenues Net of Energy Expenses	194,694	208,754	(14,060)

Other operating expenses:
Other operations and maintenance	52,548	48,715	3,833
Palo Verde operations and maintenance	21,189	20,881	308
Taxes other than income taxes	15,353	16,628	(1,275)
Other income (deductions)	2,424	83	2,341
Earnings Before Interest, Taxes, Depreciation and Amortization	108,028	122,613	(14,585)	(c)

Depreciation and amortization	19,208	20,315	(1,107)
Interest on long-term debt	13,659	13,571	88
AFUDC and capitalized interest	5,174	3,505	1,669
Other interest expense	387	243	144
Income Before Income Taxes	79,948	91,989	(12,041)

Income tax expense	28,159	33,668	(5,509)

Net Income	$51,789	$58,321	$(6,532)

Basic Earnings per Share	$1.29	$1.41	$(0.12)

Diluted Earnings per Share	$1.29	$1.40	$(0.11)

Dividends declared per share of common stock	$0.25	$0.22	$0.03

Weighted average number of shares outstanding	40,010	41,308	(1,298)

Weighted average number of shares and dilutive
potential shares outstanding	40,092	41,565	(1,473)

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $23.2 million and $23.6 million, respectively.
(b)	2011 includes $4.5 million related to the settlement of a transmission dispute with Tucson Electric Power Company.
(c)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company and Subsidiary
Consolidated Statements of Operations
Nine Months Ended September 30, 2012 and 2011
(In thousands except for per share data)
(Unaudited)

	2012	2011	Variance

Operating revenues, net of energy expenses:
Base revenues	$446,832	$452,592	$(5,760)	(a)
Deregulated Palo Verde Unit 3 proxy market pricing	7,093	11,644	(4,551)
Other	21,718	24,387	(2,669)	(b)
Operating Revenues Net of Energy Expenses	475,643	488,623	(12,980)

Other operating expenses:
Other operations and maintenance	148,735	140,061	8,674
Palo Verde operations and maintenance	68,998	69,847	(849)
Taxes other than income taxes	43,631	43,131	500
Other income (deductions)	3,600	2,916	684
Earnings Before Interest, Taxes, Depreciation and Amortization	217,879	238,500	(20,621)	(c)

Depreciation and amortization	59,329	60,775	(1,446)
Interest on long-term debt	40,827	40,595	232
AFUDC and capitalized interest	14,475	14,142	333
Other interest expense	865	777	88
Income Before Income Taxes	131,333	150,495	(19,162)

Income tax expense	45,306	52,409	(7,103)

Net Income	$86,027	$98,086	$(12,059)

Basic Earnings per Share	$2.15	$2.33	$(0.18)

Diluted Earnings per Share	$2.14	$2.32	$(0.18)

Dividends declared per share of common stock	$0.72	$0.44	$0.28

Weighted average number of shares outstanding	39,960	41,819	(1,859)

Weighted average number of shares and dilutive
potential shares outstanding	40,044	42,051	(2,007)

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $57.9 million and $57.2 million, respectively.
(b)	2011 includes $4.1 million related to the settlement of a transmission dispute with Tucson Electric Power Company.
(c)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company and Subsidiary
Cash Flow Summary
Nine Months Ended September 30, 2012 and 2011
(In thousands and Unaudited)

	2012	2011
Cash flows from operating activities:
Net income	$86,027	$98,086
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	59,329	60,775
Deferred income taxes, net	43,818	46,338
Other	37,029	38,438
Change in:
Net overcollection (undercollection) of fuel revenues	13,994	(29,608)
Accounts receivable	(22,107)	(43,710)
Other	(16,291)	8,556
Net cash provided by operating activities	201,799	178,875

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(144,576)	(129,651)
Cash additions to nuclear fuel	(41,747)	(33,925)
Decommissioning trust funds	(6,775)	(9,473)
Other	(4,605)	(7,065)
Net cash used for investing activities	(197,703)	(180,114)

Cash flows from financing activities:
Repurchase of common stock	—	(64,783)
Dividends paid	(28,861)	(18,415)
Borrowings under the revolving credit facility	28,163	13,089
Other	(2,942)	(92)
Net cash used for financing activities	(3,640)	(70,201)

Net increase (decrease) in cash and cash equivalents	456	(71,440)

Cash and cash equivalents at beginning of period	8,208	79,184

Cash and cash equivalents at end of period	$8,664	$7,744

El Paso Electric Company and Subsidiary
Quarter Ended September 30, 2012 and 2011
Sales and Revenues Statistics

				Increase (Decrease)
		2012	2011	Amount	Percentage
MWh sales:
	Retail:
	Residential	884,809	899,708	(14,899)	(1.7)%
	Commercial and industrial, small	693,774	703,479	(9,705)	(1.4)%
	Commercial and industrial, large	260,567	279,339	(18,772)	(6.7)%
	Public authorities	443,418	452,370	(8,952)	(2.0)%
	Total retail sales	2,282,568	2,334,896	(52,328)	(2.2)%
	Wholesale:
	Sales for resale	20,565	21,046	(481)	(2.3)%
	Off-system sales	537,071	726,753	(189,682)	(26.1)%
	Total wholesale sales	557,636	747,799	(190,163)	(25.4)%
	Total MWh sales	2,840,204	3,082,695	(242,491)	(7.9)%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$80,325	$82,465	$(2,140)	(2.6)%
	Commercial and industrial, small	60,776	64,929	(4,153)	(6.4)%
	Commercial and industrial, large	12,587	13,597	(1,010)	(7.4)%
	Public authorities	30,815	31,570	(755)	(2.4)%
	Total retail non-fuel base revenues	184,503	192,561	(8,058)	(4.2)%
	Wholesale:
	Sales for resale	718	387	331	85.5%
	Total non-fuel base revenues	185,221	192,948	(7,727)	(4.0)%
	Fuel revenues:
	Recovered from customers during the period (a)	39,222	49,636	(10,414)	(21.0)%
	Under (over) collection of fuel	(5,238)	3,786	(9,024)	—
	New Mexico fuel in base rates (b)	23,174	23,626	(452)	(1.9)%
	Total fuel revenues	57,158	77,048	(19,890)	(25.8)%
	Off-system sales:
	Fuel cost	13,640	23,258	(9,618)	(41.4)%
	Shared margins	2,222	1,310	912	69.6%
	Retained margins	265	157	108	68.8%
	Total off-system sales	16,127	24,725	(8,598)	(34.8)%
	Other (c)	8,743	12,912	(4,169)	(32.3)%
	Total operating revenues	$267,249	$307,633	$(40,384)	(13.1)%

(a)	Excludes $6.8 million of refunds in 2012 related to prior periods Texas deferred fuel revenues.
(b)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $2.6 million and $3.8 million, respectively.
(c)	2011 includes $4.5 million related to the settlement of a transmission dispute with Tucson Electric Power Company.

El Paso Electric Company and Subsidiary
Quarter Ended September 30, 2012 and 2011
Other Statistical Data

			Increase (Decrease)
	2012	2011	Amount	Percentage

Average number of retail customers:
Residential	341,477	336,738	4,739	1.4%
Commercial and industrial, small	37,893	38,292	(399)	(1.0)%
Commercial and industrial, large	51	51	—	—
Public authorities	4,578	4,637	(59)	(1.3)%
Total	383,999	379,718	4,281	1.1%

Number of retail customers (end of period):
Residential	341,473	337,088	4,385	1.3%
Commercial and industrial, small	37,757	38,441	(684)	(1.8)%
Commercial and industrial, large	51	51	—	—%
Public authorities	4,600	4,601	(1)	—%
Total	383,881	380,181	3,700	1.0%

Weather statistics:			10 Yr Average
Heating degree days	6	—	1
Cooling degree days	1,497	1,787	1,477

Generation and purchased power (MWh):			Increase (Decrease)
	2012	2011	Amount	Percentage

Palo Verde	1,348,586	1,322,790	25,796	2.0%
Four Corners	158,858	174,628	(15,770)	(9.0)%
Gas plants	1,159,840	1,190,045	(30,205)	(2.5)%
Total generation	2,667,284	2,687,463	(20,179)	(0.8)%
Purchased power	375,606	626,562	(250,956)	(40.1)%
Total available energy	3,042,890	3,314,025	(271,135)	(8.2)%
Line losses and Company use	202,686	231,330	(28,644)	(12.4)%
Total MWh sold	2,840,204	3,082,695	(242,491)	(7.9)%

Palo Verde capacity factor	98.1%	96.3%	1.8%

El Paso Electric Company and Subsidiary
Nine Months Ended September 30, 2012 and 2011
Sales and Revenues Statistics

				Increase (Decrease)
		2012	2011	Amount	Percentage
MWh sales:
	Retail:
	Residential	2,113,071	2,078,247	34,824	1.7%
	Commercial and industrial, small	1,826,463	1,816,081	10,382	0.6%
	Commercial and industrial, large	794,727	817,549	(22,822)	(2.8)%
	Public authorities	1,226,886	1,200,597	26,289	2.2%
	Total retail sales	5,961,147	5,912,474	48,673	0.8%
	Wholesale:
	Sales for resale	53,062	52,045	1,017	2.0%
	Off-system sales	1,966,560	2,162,793	(196,233)	(9.1)%
	Total wholesale sales	2,019,622	2,214,838	(195,216)	(8.8)%
	Total MWh sales	7,980,769	8,127,312	(146,543)	(1.8)%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$187,738	$186,376	$1,362	0.7%
	Commercial and industrial, small	149,296	155,203	(5,907)	(3.8)%
	Commercial and industrial, large	32,340	34,703	(2,363)	(6.8)%
	Public authorities	75,566	74,588	978	1.3%
	Total retail non-fuel base revenues	444,940	450,870	(5,930)	(1.3)%
	Wholesale:
	Sales for resale	1,892	1,722	170	9.9%
	Total non-fuel base revenues	446,832	452,592	(5,760)	(1.3)%
	Fuel revenues:
	Recovered from customers during the period (a)	102,725	109,171	(6,446)	(5.9)%
	Under (over) collection of fuel	(20,828)	17,524	(38,352)	—
	New Mexico fuel in base rates (b)	57,881	57,151	730	1.3%
	Total fuel revenues	139,778	183,846	(44,068)	(24.0)%
	Off-system sales:
	Fuel cost	45,612	60,777	(15,165)	(25.0)%
	Shared margins	6,865	2,722	4,143	—
	Retained margins	824	(697)	1,521	—
	Total off-system sales	53,301	62,802	(9,501)	(15.1)%
	Other (c)	24,168	27,110	(2,942)	(10.9)%
	Total operating revenues	$664,079	$726,350	$(62,271)	(8.6)%

(a)	Excludes $6.8 million and $12.0 million of refunds in 2012 and 2011, respectively, related to prior periods Texas deferred fuel revenues.
(b)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $7.1 million and $11.6 million, respectively.
(c)	2011 includes $4.1 million related to the settlement of a transmission dispute with Tucson Electric Power Company.

El Paso Electric Company and Subsidiary
Nine Months Ended September 30, 2012 and 2011
Other Statistical Data

			Increase (Decrease)
	2012	2011	Amount	Percentage

Average number of retail customers:
Residential	340,591	335,792	4,799	1.4%
Commercial and industrial, small	37,994	37,484	510	1.4%
Commercial and industrial, large	50	50	—	—
Public authorities	4,584	4,675	(91)	(1.9)%
Total	383,219	378,001	5,218	1.4%

Number of retail customers (end of period):
Residential	341,473	337,088	4,385	1.3%
Commercial and industrial, small	37,757	38,441	(684)	(1.8)%
Commercial and industrial, large	51	51	—	—%
Public authorities	4,600	4,601	(1)	—%
Total	383,881	380,181	3,700	1.0%

Weather statistics:			10 Yr Average
Heating degree days	1,215	1,305	1,277
Cooling degree days	2,712	2,997	2,514

Generation and purchased power (MWh):			Increase (Decrease)
	2012	2011	Amount	Percentage

Palo Verde	3,898,862	3,834,651	64,211	1.7%
Four Corners	480,555	486,607	(6,052)	(1.2)%
Gas plants (a)	2,853,949	2,663,827	190,122	7.1%
Total generation	7,233,366	6,985,085	248,281	3.6%
Purchased power	1,272,110	1,687,144	(415,034)	(24.6)%
Total available energy	8,505,476	8,672,229	(166,753)	(1.9)%
Line losses and Company use	524,707	544,917	(20,210)	(3.7)%
Total MWh sold	7,980,769	8,127,312	(146,543)	(1.8)%

	Palo Verde capacity factor	95.3%	94.1%	1.2%

(a)	2011 gas plant generation includes 193,460 MWhs related to pre-commercial testing of Newman Unit 5 Phase II. Newman Unit 5 Phase II began commercial operation on April 30, 2011.

El Paso Electric Company and Subsidiary
Financial Statistics
At September 30, 2012 and 2011
(In thousands, except number of shares, book value per share, and ratios)

Balance Sheet	2012	2011

Cash and cash equivalents	$8,664	$7,744

Common stock equity	$830,274	$812,852
Long-term debt	849,838	816,484
Total capitalization	$1,680,112	$1,629,336

Current maturities of long-term debt	$—	$33,000

Short-term borrowings under the revolving credit facility	$61,542	$17,793

Number of shares - end of period	40,116,373	40,249,088

Book value per common share	$20.70	$20.20

Common equity ratio (a)	47.7%	48.4%
Debt ratio	52.3%	51.6%

(a)	The capitalization component includes common stock equity, long-term debt and the current maturities of long-term debt, and short-term borrowings under the revolving credit facility.